Exhibit 99.1

Announcing Laura Miele as EVP, Global Publishing
By Andrew Wilson

I am pleased to announce that Laura Miele will join my executive leadership team starting in Q1 of our FY17 to serve as EVP, Global Publishing. In her new role, Laura will align our Publishing and Worldwide Customer Experience teams to connect you to more of our games around the world, and support you every step of the way.

Over the course of her 20-year career with Electronic Arts, Laura has held a variety of leadership roles across publishing, marketing and analytics. When you meet Laura, you are immediately struck by her passion for games and her love of EA. She has played an integral role in developing the fabric of our company, and she has navigated challenges with great focus and leadership. She understands our DNA, is deeply connected to our values, and invests her energy in our people and their success. I am thrilled to have her strategic thinking, drive and passion for play in this critical position as we focus on building meaningful relationships with you.

Laura embarks on this new role at a time of exciting transformation inside our organization, against a continued goal of connecting you to the content you want, where you are, and in all-new ways. The start of our new fiscal year also marks an important strategic shift for Peter Moore, who has made an outstanding impact on our business, our culture and our players for more than four years as EA’s COO. Now, Peter moves into the full-time role of Chief Competition Officer, where he and his team will be working with teams across EA to pioneer all-new opportunities for you to connect and compete in our games. As Laura and Peter both transition into critical new roles, I am inspired by our commitment to bring value to you in every step of your journey with us.

Here is a little from Laura in her own words:

“I have been fortunate in my 20 years at EA to be a part of delivering what I believe to be the highest form of entertainment to millions of people around the world all while working with the thousands of incredibly talented people who make up this company. I am honored to step into this new role and lead Global Publishing in a time of rapid change for the industry, when there is more opportunity than ever to deliver awesome experiences to players. I couldn't imagine a more exciting challenge.”

Congratulations to Laura on her well-deserved new role leading our Global Publishing Organization, and to Peter for building the new Competitive Gaming Division.